UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Novus Therapeutics, Inc.

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NOVUS THERAPEUTICS, INC.

19900 MacArthur Boulevard, Suite 550

Irvine, California 92612

(949) 238-8090

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 13, 2018

Dear Stockholders:

You are cordially invited to attend the 2018 annual meeting of stockholders of Novus Therapeutics, Inc. to be held on Wednesday, June 13, 2018 at 1:00 p.m., Pacific Daylight Time, at the Island Hotel Newport Beach, 690 Newport Center Drive, Newport Beach, California. At the annual meeting, stockholders will consider and vote on the following matters:

1.

The election of two Class I directors nominated by our board of directors, each to serve for a three‑year term expiring at the 2021 annual meeting of stockholders and until her/his successor has been duly elected and qualified;

2.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and
3.	The transaction of any other business that may properly come before the annual meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on April 16, 2018 will be entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof.

We have elected to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules. We believe that providing our proxy materials over the Internet expedites stockholders’ receipt of proxy materials, lowers costs and reduces the environmental impact of our annual meeting.

We encourage all stockholders to attend the annual meeting in person. However, whether or not you plan to attend the annual meeting in person, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. Please review the instructions on each of your voting options described in the proxy statement.

Thank you for your ongoing support and continued interest in Novus Therapeutics, Inc.

By Order of the Board of Directors,

Gregory J. Flesher
Chief Executive Officer

Irvine, California

April 30, 2018

Important Notice Regarding Internet Availability of Proxy Materials: This proxy statement and our 2017 annual report to stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended
December 31, 2017, are available at https://www.proxydocs.com/NVUS. These documents are also available to any stockholder who wishes to receive a paper copy by calling (866) 648-8133, by emailing paper@investorelections.com or by submitting a request over the Internet at https://www.investorelections.com/NVUS.

19900 MacArthur Boulevard, Suite 550

Irvine, California 92612

(949) 238-8090

PROXY STATEMENT

2018 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 13, 2018

INFORMATION CONCERNING SOLICITATION AND VOTING

This proxy statement and the enclosed proxy card are being furnished in connection with the solicitation of proxies by the board of directors of Novus Therapeutics, Inc. for use at the annual meeting of stockholders to be held on Wednesday, June 13, 2018 at 1:00 p.m., Pacific Daylight Time, at the Island Hotel Newport Beach, 690 Newport Center Drive, Newport Beach, California, and at any adjournment thereof. Except where the context otherwise requires, references to “Novus Therapeutics,” “the Company,” “we,” “us,” “our” and similar terms refer to Novus Therapeutics, Inc., formerly known as Tokai Pharmaceuticals, Inc., and our consolidated subsidiaries.

This proxy statement summarizes information about the proposals to be considered at the meeting and other information you may find useful in determining how to vote. The proxy card is the means by which you actually authorize another person to vote your shares in accordance with your instructions. We are making this proxy statement, the related proxy card and our annual report to stockholders for the fiscal year ended December 31, 2017 available to stockholders for the first time on or about April 30, 2018.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as filed with the Securities and Exchange Commission, or SEC, except for exhibits, will be furnished without charge to any stockholder upon written or oral request to Novus Therapeutics, Inc., 19900 MacArthur Boulevard, Suite 550, Irvine, California 92612 or by calling (866) 866-8133, by emailing paper@investorelections.com or by submitting a request over the Internet at https://www.investorelections.com/NVUS. This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 are also available on the SEC’s website at www.sec.gov.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q.	Why did I receive these proxy materials?
A.

Our board of directors has made these materials available to you on the Internet in connection with the solicitation of proxies for use at our 2018 annual meeting of stockholders to be held at the Island Hotel Newport Beach, 690 Newport Center Drive, Newport Beach, California on Wednesday, June 13, 2018 at 1:00 p.m., Pacific Daylight Time. As a holder of common stock, you are invited to attend the annual meeting and are requested to vote on the items of business described in this proxy statement. This proxy statement includes information that we are required to provide to you under SEC rules and that is designed to assist you in voting your shares.

Q.	Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
A.

In accordance with the SEC rules, we may furnish proxy materials, including this proxy statement and our 2017 annual report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials in the notice.

Q.	What is the purpose of the annual meeting?
A.	At the annual meeting, stockholders will consider and vote on the following matters:
1.

The election of two Class I directors nominated by our board of directors, each to serve for a three-year term expiring at the 2021 annual meeting of stockholders or until her/his successor has been duly elected and qualified (Proposal 1);

2.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 (Proposal 2); and
3.	The transaction of any other business that may properly come before the annual meeting or any adjournment or postponement thereof.
Q.	Who can vote at the annual meeting?
A.

To be entitled to vote, you must have been a stockholder of record at the close of business on April 16, 2018, the record date for our annual meeting. There were 9,407,024 shares of our common stock outstanding and entitled to vote at the annual meeting as of the record date.

Q.	How many votes do I have?
A.	Each share of our common stock that you own as of the record date will entitle you to one vote on each matter considered at the annual meeting.
Q.	How do I vote?
A.

If you are the “record holder” of your shares, meaning that your shares are registered in your name in the records of our transfer agent, Mediant Communications, you may vote your shares at the meeting in person or by proxy as follows:

1.

Over the Internet: To vote over the Internet, please go to the following website: https://www.proxypush.com/NVUS, and follow the instructions at that site for submitting your proxy electronically. If you vote over the Internet, you do not need to complete and mail your proxy card or vote your proxy by telephone. You must specify how you want your shares voted or your Internet vote cannot be completed, and you will receive an error message. You must submit your Internet proxy before 11:59 p.m., Eastern Daylight Time, on June 12, 2018, the day before the annual meeting, for your proxy to be valid and your vote to count.

2.

By Telephone: To vote by telephone, please call (866) 229-2195, and follow the instructions provided on the proxy card. If you vote by telephone, you do not need to complete and mail your proxy card or vote your proxy over the Internet. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. You must submit your telephonic proxy before 11:59 p.m., Eastern Daylight Time, on June 12, 2018, the day before the annual meeting, for your proxy to be valid and your vote to count.

3.

By Mail: To vote by mail, you must mark, sign and date the proxy card and then mail the proxy card in accordance with the instructions on the proxy card. If you vote by mail, you do not need to vote your proxy over the Internet or by telephone. Mediant Communications must receive the proxy card not later than June 12, 2018, the day before the annual meeting, for your proxy to be valid and your vote to count. If you return your proxy card but do not specify how you want your shares voted on any particular matter, they will be voted in accordance with the recommendations of our board of directors.

4.	In Person at the Meeting: If you attend the annual meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the meeting.

If your shares are held in “street name,” meaning they are held for your account by an intermediary, such as a broker, then you are deemed to be the beneficial owner of your shares and the broker that actually holds the shares for you is the record holder and is required to vote the shares it holds on your behalf according to your instructions. The proxy materials, as well as voting and revocation instructions, should have been forwarded to you by the broker that holds your shares. In order to vote your shares, you will need to follow the instructions that your broker provides you. Many brokers solicit voting instructions over the Internet or by telephone.

If you do not give instructions to your broker, your broker will still be able to vote your shares with respect to certain “discretionary” items. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal 2) is considered a discretionary item. Accordingly, your broker may vote your shares in its discretion with respect to that matter even if you do not give voting instructions on Proposal 2.

However, under applicable stock exchange rules that regulate voting by registered brokerage firms, the election of our nominees to serve as Class I directors (Proposal 1) is not considered to be a discretionary item. Accordingly, if you do not give your broker voting instructions on Proposal 1, your broker may not vote your shares with respect to this matter and your shares will be counted as “broker non-votes” with respect to the proposal. A “broker non-vote” occurs when shares held by a broker are not voted with respect to a particular proposal because the broker does not have or did not exercise discretionary authority to vote on the matter and has not received voting instructions from its clients.

Regardless of whether your shares are held in street name, you are welcome to attend the meeting. You may not vote shares held in street name in person at the meeting, however, unless you obtain a legal proxy, executed in your favor, from the holder of record (i.e., your broker). A legal proxy is not the form of proxy included with this proxy statement and is not the “voting instruction form” that is supplied to you by your brokerage firm.

Q.	Can I change my vote?
A.

If your shares are registered directly in your name, you may revoke your proxy and change your vote at any time before the vote is taken at the annual meeting. To do so, you must do one of the following:

1.	Vote over the Internet or by telephone as instructed above. Only your latest Internet or telephone vote is counted.
2.	Sign and return a new proxy card. Only your latest dated and timely received proxy card will be counted.
3.	Attend the annual meeting and vote in person as instructed above. Attending the annual meeting will not alone revoke your Internet vote or proxy card submitted by mail, as the case may be.

If your shares are held in “street name,” you may submit new voting instructions by contacting your broker or other nominee. You may also vote in person at the annual meeting if you obtain a legal proxy as described in the answer above.

Q.	How many shares must be represented to have a quorum and hold the annual meeting?
A.

A majority of our shares of common stock outstanding at the record date must be present in person or represented by proxy to hold the annual meeting. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are voted over the Internet, by telephone, by completing and submitting a proxy card by mail or that are represented in person at the meeting. Further, for purposes of establishing a quorum, we will count as present shares that a stockholder holds even if the stockholder votes to abstain or only votes on one of the proposals. In addition, we will count as present shares held in “street name” by brokers who indicate on their proxies that they do not have authority to vote those shares. If a quorum is not present, we expect to adjourn the annual meeting until we obtain a quorum.

Q.	What vote is required to approve each matter and how are votes counted?
A.	Proposal 1—Election of Class I Directors

A nominee will be elected as a director at the annual meeting if the nominee receives a plurality of the votes cast “for” the applicable seat on the board of directors.

Proposal 2—Ratification of the Appointment of Independent Registered Public Accounting Firm

The affirmative vote of the holders of shares of common stock representing a majority of the votes cast on the matter is required for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ended December 31, 2018.

Shares that abstain from voting and “broker non-votes” with respect to a matter will not be counted as votes in favor of such matter, and will also not be counted as shares voting on such matter. Accordingly, abstentions and “broker non‑votes” will have no effect on the voting on Proposal 1 or Proposal 2 referenced above.

Q.	Who will count the vote?
A.	The votes will be counted, tabulated and certified by an Inspector of Elections appointed by our board of directors.
Q.	How does the board of directors recommend that I vote on the proposals?
A.	Our board of directors recommends that you vote:

FOR the election of the two nominees to serve as Class I directors, each for a three-year term; and

FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

Q.	Are there other matters to be voted on at the annual meeting?
A.

We do not know of any matters that may come before the annual meeting other than the election of our Class I directors and the ratification of the appointment of our independent registered public accounting firm. If any other matters are properly presented at the annual meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment on the matter.

Q.	How do I attend the annual meeting?
A.

The 2018 annual meeting of stockholders of Novus Therapeutics, Inc. will be held on Wednesday, June 13, 2018 at 1:00 p.m., Pacific Daylight Time, at the Island Hotel Newport Beach, 690 Newport Center Drive, Newport Beach, California. Regardless of whether you are the “record holder” of your shares or your shares are held in street name, if you held your shares as of the close of business on April 16, 2018, you are welcome to attend the meeting.  Please bring photo identification and proof of ownership as of the record date, April 16, 2018. Each stockholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf.

Q.	Where can I find the voting results?
A.

We plan to announce preliminary voting results at the annual meeting and will report final voting results in a Current Report on Form 8-K filed with the SEC within four business days following the date of our annual meeting.

Q.	What are the costs of soliciting these proxies?
A.

We will bear the cost of soliciting proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, e-mail, facsimile, and in person without additional compensation. We may reimburse brokers or persons holding stock in their names, or in the names of their nominees, for their expenses in sending proxies and proxy material to beneficial owners.

Implications of Being an “Emerging Growth Company”

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and may remain an emerging growth company for up to five years from September 2014, the date of our initial public offering. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for an “emerging growth company.” For so long as we remain an emerging growth company, we are permitted and plan to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include reduced disclosure obligations regarding executive compensation. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We may take advantage of some or all these exemptions until such time as we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenue, we issue more than $1 billion of non-convertible debt over a three-year period, or we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 of the Exchange Act. We have taken advantage of certain reduced reporting obligations in this proxy statement. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Election of Directors

Our board of directors is divided into three classes, with members of each class holding office for staggered three-year terms. There are currently three Class I directors (Erez Chimovits, Cheryl L. Cohen and Jodie P. Morrison), whose terms expire at this annual meeting of stockholders; two Class II directors (Keith A. Katkin and John S. McBride), whose terms expire at the 2019 annual meeting of stockholders; and two Class III directors (Gregory J. Flesher and Gary A. Lyons), whose terms expire at the 2020 annual meeting of stockholders (in all cases subject to the election and qualification of their successors or to their earlier death, resignation or removal). Jodie P. Morrison, who joined our board of directors in 2013, will leave the board of directors when her term expires at this annual meeting. The board of directors does not plan to appoint a new director in Ms. Morrison’s place and will reduce our board of directors size to six members. As described in the biographical information below, a number of the members of our board of directors were associated with Otic Pharma, Ltd. (“Otic”) prior to the combination of Tokai Pharmaceuticals, Inc. (“Tokai”) and Otic in May 2017 (the “Otic Transaction”).

Set forth below are the names and certain information for each continuing member of the board, including the nominees for election as Class I directors, as of April 30, 2018. The information presented includes each director’s and nominee’s principal occupation and business experience for the past five years, and the names of other public companies of which he or she has served as a director during the past five years. The information presented below regarding the specific experience, qualifications, attributes and skills of each director and nominee led our nominating and corporate governance committee and our board of directors to conclude that he or she should serve as a director. In addition, we believe that all of our directors and nominees possess the attributes or characteristics described in “—Corporate Governance Matters—Director Nomination Process” that the nominating and corporate governance committee expects of each director. There are no family relationships among any of our directors, nominees for director, or executive officers.

Name	Age	Position(s)
Class I Director Nominees
Erez Chimovits	54	Director
Cheryl L. Cohen (1)(2)(3)	52	Director
Class II Directors
Keith A. Katkin (2)(3)	47	Chair of the Board of Directors
John S. McBride	65	Director
Class III Directors
Gregory J. Flesher	47	Chief Executive Officer, Director
Gary A. Lyons (1)(2)	67	Director

(1)	Member of the compensation committee.
(2)	Member of the audit committee.
(3)	Member of the nominating and corporate governance committee.

Class I Director Nominees

Erez Chimovits, M.Sc., MBA has served as a member of our board of directors since May 2017. Mr. Chimovits is a Senior Managing Director with OrbiMed, a healthcare investment firm where he has been employed since 2010. He has more than fourteen years of operational experience, including ten years of senior managerial experience in public companies. Prior to joining OrbiMed, he was the Chief Executive Officer of NasVax (TASE: NSVX). NasVax acquired Protea and struck key agreements with GlaxoSmithKline and Novartis. Previously, Mr. Chimovits spent more than seven years with Compugen (Nasdaq: CGEN), as President, Compugen USA Inc. and Executive Vice President, Commercial Operations. While at Compugen, he had P&L responsibility for more than 100 people and led multiple transactions with companies including J&J, Novartis, Teva, Abbott, Medarex and others. Mr. Chimovits earned his M.B.A., M.Sc. in Microbiology and his B.Sc. from Tel Aviv University. We believe Mr. Chimovits is qualified to serve on our board of directors due to his vast operational and managerial experience in the biopharmaceutical industry, much of which took place in public companies.

Cheryl L. Cohen has served as a member of our board of directors since April 2015 and currently serves on our audit committee, compensation committee, and nominating and corporate governance committee. From September 2011 until July 2014, Ms. Cohen served as Chief Commercial Officer of Medivation, Inc. Ms. Cohen currently serves as president of CLC Consulting, a pharmaceutical and biotechnology consulting firm specializing in new product start-up and commercialization, where she also served as president from September 2008 until September 2011. From November 2007 to

September 2008, she served as the vice president, strategic commercial group, of Health Care Systems, Inc., a Johnson & Johnson company, and from October 1998 to November 2007, she worked at Janssen Biotech, Inc. (formerly Centocor Biotech, Inc.), a Johnson & Johnson company, in a variety of senior sales roles including vice president, rheumatology franchise. Ms. Cohen began her career at Solvay Pharmaceuticals in a variety of sales positions. Ms. Cohen currently serves on the boards of directors of Protein Sciences Corp., a private company, and Vital Therapies, Inc., a publicly-traded company. Ms. Cohen received her B.A. from Saint Joseph College. We believe Ms. Cohen is qualified to serve on our board of directors due to her expertise in drug development and commercialization.

Class II Directors

Keith A. Katkin has been a member and the Chair of our board of directors since May 2017, when he joined the Board in connection with the Otic Transaction and currently serves on our audit committee and nominating and corporate governance committee. Mr. Katkin joined Otic as the Chairman of its board of directors in November 2015. Mr. Katkin served as the President and Chief Executive Officer of Avanir Pharmaceuticals from 2007 through the company’s acquisition by Otsuka pharmaceuticals in 2015. Avanir Pharmaceuticals focused on the development, acquisition, and commercialization of therapeutic products for the treatment of central nervous system disorders. Prior to serving as President and CEO, Mr. Katkin was the Senior Vice President of Sales and Marketing at Avanir. Prior to joining Avanir, Mr. Katkin served as the Vice President, Commercial Development for Peninsula Pharmaceuticals, playing a key role in the concurrent initial public offering and ultimate sale of the company to Johnson and Johnson. Additionally, Mr. Katkin’s employment experience includes leadership roles at InterMune, Amgen and Abbott Laboratories. Mr. Katkin currently serves on the Board of Director of Avanir, Syndax Pharmaceuticals, Inc., Rigel Pharmaceuticals, Inc., MC10 and the Brain Injury Association of America. Mr. Katkin has an M.B.A. from the Anderson School at UCLA and earned his B.S. in Business and Accounting from Indiana University. Mr. Katkin became a licensed certified public accountant in 1995. We believe Mr. Katkin is qualified to serve on our board of directors due to his service prior to closing of the Otic Transaction as Chairman of the Board of Directors of Otic and his years of experience in and extensive knowledge of the industry.

John S. McBride has been a member of our board of directors since May 2017. Mr. McBride served as Tokai’s Chief Operating Officer from February 2014 to May 2017 and as Tokai’s Chief Financial Officer from September 2016 to May 2017. He previously served as Tokai’s interim Chief Financial Officer from April 2014 until September 2014. Prior to joining Tokai, Mr. McBride founded and served as President of Alliance Life Science Advisors, Inc., a consulting firm focused on assisting life science companies with strategic planning, business development and financing projects, where Mr. McBride was active from March 2012 until February 2014 and became active again beginning in June 2017. Prior to founding Alliance Life Science Advisors, Inc., Mr. McBride was an independent consultant from January 2009 until March 2012. In addition, Mr. McBride previously served as Executive Vice President and Chief Operating Officer of Gloucester Pharmaceuticals, Inc., Global Head of Oncology Licensing at Pharmacia Corporation, Executive Vice President, Business Operations and Chief Financial Officer at CytoTherapeutics, Inc., Vice President, Business Development and Treasurer at Phytera, Inc., Vice President, Commercial Development at Sparta Pharmaceuticals, Inc. and Vice President, Business Development at U.S. Bioscience, Inc.. We believe Mr. McBride is qualified to serve on our board of directors due to his service as Tokai’s Chief Financial Officer and Chief Operation Officer and his extensive knowledge of the Company and our industry.

Class III Directors

Gregory J. Flesher has been a member of our board of directors and the Company’s Chief Executive Officer since May 2017, when he joined the Board in connection with the Otic Transaction. Mr. Flesher was appointed Chief Executive Officer of Otic in July 2015. Mr. Flesher has over 20 years of pharmaceutical industry experience. Prior to joining Otic, Mr. Flesher held positions as Senior Vice President and Chief Business Officer, Vice President of Business Development, and Senior Director of Commercial Strategy at Avanir Pharmaceuticals, Inc. from 2006 to 2015. Mr. Flesher also held positions as Director of Hepatology Sales and Director of Pulmonary Marketing from 2002 to 2006 at InterMune, Inc., as well commercial roles in both the Oncology and Nephrology business units at Amgen, Inc. from 1999 to 2002. Mr. Flesher began his industry career at Eli Lilly and Company where he held positions in both clinical development and global marketing from 1995 to 1998. During his industry tenure, Mr. Flesher has participated in several drug development programs resulting in multiple product approvals and successful launches in the U.S. and Europe. Mr. Flesher earned his Bachelor of Science in Biology from Purdue University and studied Biochemistry and Molecular Biology at Indiana University School of Medicine. We believe Mr. Flesher is qualified to serve on our board of directors due to his service prior to closing of the Otic Transaction as Chief Executive Officer of Otic and his tenure in the industry, which includes a number of senior leadership roles at other biopharmaceutical companies.

Gary A. Lyons has been a member of our board of directors since May 2017, when he joined the Board in connection with the Otic Transaction and currently serves on our audit committee and compensation committee. Mr. Lyons has more than 35 years of industry experience. Mr. Lyons is currently a member of the Board of Directors of Neurocrine Biosciences, Inc., a position he has held since 1993. Mr. Lyons joined Neurocrine in 1993 as Chief Executive Officer until 2008. Mr. Lyons also serves on the board of directors of Vical, Inc., Cytori Therapeutics, Inc., and is the Chairman of the Board of Directors for Rigel Pharmaceuticals and Retrophin Inc. He previously served on the board of directors of PDL BioPharma, Inc. Facet Biotech Corporation following Facet’s spin-off from PDL, until Facet’s acquisition by Abbott Laboratories in April 2010. Mr. Lyons also previously served on the board of directors of Poniard Pharmaceuticals, Inc., NeurogesX, Inc. and KaloBios Pharmaceuticals, Inc., each a biopharmaceutical company. From 1983 to 1993, he held a number of management positions at Genentech, including Vice President of Business Development and Vice President of Sales, and also served as a member of Genentech’s Executive Committee. Mr. Lyons was responsible for international licensing, acquisitions and partnering for Genentech’s Corporate Venture Program and had operating responsibility for two subsidiaries, Genentech Canada, Inc. and Genentech Limited (Japan). He holds a B.S. in Marine Biology from the University of New Hampshire and an M.B.A. from Northwestern University’s J.L. Kellogg Graduate School of Management. We believe Mr. Lyons is qualified to serve on our board of directors due to his depth of knowledge of the industry and his many years of experience serving on the board of directors of biopharmaceutical companies.

Corporate Governance Matters

Our board of directors believes that good corporate governance is important to ensure that our company is managed for the long-term benefit of stockholders. This section describes key corporate governance guidelines and practices that our board of directors has adopted. Complete copies of our corporate governance guidelines, committee charters and code of conduct are available on the Corporate Governance section of our website, which is located at http://ir.novustherapeutics.com/corporate-governance/governance-overview. Alternatively, you can request a copy of any of these documents by writing us at Novus Therapeutics, Inc., 19900 MacArthur Boulevard, Suite 550, Irvine, California 92612, Attention: Investor Relations.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. These guidelines, which provide a framework for the conduct of our board of directors’ business, provide that:

•	the principal responsibility of our board of directors is to oversee our management;
•	a majority of the members of the board of directors must be independent directors, unless otherwise permitted by Nasdaq rules;
•	the independent directors meet at least twice a year in executive session and at other times at the request of any independent director;
•	directors have full and free access to management and, as necessary and appropriate, independent advisors; and
•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis.

Board Leadership Structure

Our corporate governance guidelines provide that the nominating and corporate governance committee shall periodically assess the board of director’s leadership structure, including whether the offices of chief executive officer and chair of the board of directors should be separate. Our guidelines provide the board of directors with flexibility to determine whether the two roles should be combined or separated based upon our needs and the board of directors’ assessment of its leadership from time to time. We currently separate the roles of chief executive officer and chair of the board of directors. Our president and chief executive officer is responsible for setting the strategic direction for our company and the day-to-day leadership and performance of our company, while our chair of the board of directors presides over meetings of the board of directors, including executive sessions of the board of directors, and performs oversight responsibilities. Because we have an independent Chairman, the board of directors has not appointed a separate lead independent director. Our board of directors has three standing committees that currently consist of, and are chaired by, independent directors. Our board of directors delegates substantial responsibilities to the committees, which then report their activities and actions back to the full board of directors. We believe that the independent committees of our board of directors and their chairpersons promote effective independent governance. We believe this structure represents an appropriate allocation of roles and responsibilities for our company at this time because it strikes an effective balance between management and independent leadership participation in our board of directors proceedings.

Board Determination of Independence

Rule 5605 of the Nasdaq Listing Rules requires a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, the Nasdaq Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act, and compensation committee members must also satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act. Under Rule 5605(a)(2) of the Nasdaq Listing Rules, a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries. In order to be considered independent for purposes of Rule 10C-1, the board must consider, for each member of a compensation committee of a listed company, all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (1) the source of compensation of the director, including any consulting advisory or other compensatory fee paid by such company to the director; and (2) whether the director is affiliated with the company or any of its subsidiaries or affiliates.

Our board of directors undertook a review of the composition of our board of directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that each of the directors who currently serves (or during 2017 served) on our board, with the exceptions of Gregory J. Flesher, John S. McBride and Jodie P. Morrison, is an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Listing Rules (or was independent during the time of service on our board). Mr. Flesher is not an independent director under Rule 5605(a)(2) because he is our Chief Executive Officer. Mr. McBride is not an “independent director” as defined under Rule 5605(a)(2) because he was our Chief Operating Officer until May 2017. Ms. Morrison is not an “independent director” as defined under Rule 5605(a)(2) because she was our President and Chief Executive Officer until May 2017.

Our board of directors also determined that Cheryl L. Cohen, Keith A. Katkin and Gary A. Lyons, who currently serve on our audit committee, satisfy the independence standards for audit committees established by the SEC and the Nasdaq Listing Rules, including the independence requirements contemplated by Rule 10A-3 under the Exchange Act. In addition, our board of directors determined that Cheryl L. Cohen and Gary A. Lyons, who currently serve on our compensation committee, satisfy the independence standards for compensation committees established by the SEC and the Nasdaq Listing Rules, including the independence requirements contemplated by Rule 10C-1 under the Exchange Act. In making such determinations, our board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.

Board of Director Meetings and Attendance

Our board of directors held four meetings during fiscal 2017. During fiscal 2017, each of the directors then in office attended at least 75% of the aggregate of the number of board of director meetings and the number of meetings held by all committees of the board of directors on which such director then served. Our corporate governance guidelines provide that directors are expected to attend the annual meeting of stockholders. All of our directors then in office attended the 2017 annual meeting of stockholders.

Communicating with the Independent Directors

The board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The chair of the board of directors is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chair of the board considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to our board of directors should address such communications to Novus Therapeutics, Inc., Attention: Board of Directors, 19900 MacArthur Boulevard, Suite 550, Irvine, California 92612.

Committees of the Board of Directors

We have established an audit committee, a compensation committee and a nominating and corporate governance committee. Each of these committees operates under a charter that has been approved by our board of directors. A copy of each committee’s charter can be found under the Corporate Governance section of our website, which is located at http://ir.novustherapeutics.com/corporate-governance/governance-overview.

Audit Committee

Our audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;
•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;
•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;
•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;
•	overseeing our internal audit function, if any;
•	discussing our risk management policies;
•	establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;
•	meeting independently with our internal auditing staff, if any, our independent registered public accounting firm and management;
•	reviewing and approving or ratifying any related person transactions; and
•	preparing the audit committee report required by SEC rules.

The members of our audit committee are Cheryl L. Cohen, Keith A. Katkin and Gary A. Lyons. Mr. Lyons chairs the audit committee. Our board of directors has determined that Keith A. Katkin and Gary A. Lyons each qualifies as an “audit committee financial expert” within the meaning of applicable SEC rules. The audit committee held four meetings during fiscal 2017.

Compensation Committee

Our compensation committee’s responsibilities include:

•	reviewing and approving, or making recommendations to our board with respect to, the compensation of our Chief Executive Officer and other executive officers;
•	overseeing the evaluation of our senior executives;
•	reviewing and making recommendations to our board of directors with respect to our incentive-compensation and equity-based compensation plans;
•	overseeing and administering our equity-based plans;
•	reviewing and making recommendations to our board with respect to director compensation;
•	reviewing and discussing with management our “Compensation Discussion and Analysis” disclosure (to the extent such disclosure is required by SEC rules); and
•	preparing the compensation committee report (to the extent required by SEC rules).

The members of our compensation committee are Cheryl L. Cohen and Gary A. Lyons. Ms. Cohen chairs the compensation committee. The compensation committee held four meetings during fiscal 2017.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become members of our board;
•	recommending to our board the persons to be nominated for election as directors and to each of our board’s committees;
•	developing and recommending to our board corporate governance principles; and
•	overseeing an annual evaluation of our board.

The current members of our nominating and corporate governance committee are Cheryl L. Cohen and Keith A. Katkin. Mr. Katkin chairs the nominating and corporate governance committee. The nominating and corporate governance committee held no meetings during fiscal 2017.

Director Nomination Process

The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the nominating and corporate governance committee and our board of directors.

Criteria and Diversity

In considering whether to recommend to our board of directors any particular candidate for inclusion in our board of directors’ slate of recommended director nominees, including candidates recommended by stockholders, the nominating and corporate governance committee of our board of directors applies the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, the ability to act in the interests of all stockholders and lack of conflicts of interest.

The director biographies on pages 6 to 8 indicate each nominee’s experience, qualifications, attributes and skills that led our nominating and corporate governance committee and our board of directors to conclude he or she should continue to serve as a director. Our nominating and corporate governance committee and our board of directors believe that each of the nominees has the individual attributes and characteristics required of each of our directors, and the nominees as a group possess the skill sets and specific experience desired of our board of directors as a whole.

Our nominating and corporate governance committee does not have a policy (formal or informal) with respect to diversity, but believes that our board, taken as a whole, should embody a diverse set of skills, experiences and backgrounds. In this regard, the nominating and corporate governance committee also takes into consideration the diversity (for example, with respect to gender, race and national origin) of our board members. The nominating and corporate governance committee does not make any particular weighting of diversity or any other characteristic in evaluating nominees and directors.

Stockholder Recommendations and Nominations

Stockholders may recommend individuals to our nominating and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to Novus Therapeutics, Inc., Attention: Nominating and Corporate Governance Committee, 19900 MacArthur Boulevard, Suite 550, Irvine, California 92612. Assuming that appropriate biographical and background material has been provided on or before the dates set forth in this proxy statement under the heading “Other Matters – Stockholder Proposals for our 2019 Annual Meeting”, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the next annual meeting.

Stockholders also have the right under our by-laws to directly nominate director candidates for consideration at any annual meeting, without inclusion of such candidate(s) in the Company’s proxy materials and without any action or recommendation on the part of the nominating and corporate governance committee or our board of directors, by following the procedures set forth under “Other Matters – Stockholder Proposals for our 2019 Annual Meeting.”

Oversight of Risk

Our board of directors oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-day basis. The role of our board of directors and its committees is to oversee the risk management activities of management. Our board of directors fulfills this duty by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices. In general, our board of directors oversees risk management activities relating to business strategy, acquisitions, capital allocation, organizational structure and certain operational risks; our audit committee oversees risk management activities related to financial controls and legal and compliance risks; our compensation committee oversees risk management activities relating to our compensation policies and practices; and our nominating and corporate governance committee oversees risk management activities relating to the composition of our board of directors and management succession planning. Each committee reports to the full board of directors on a regular basis, including reports with respect to the committee’s risk oversight activities as appropriate. In addition, since risk issues often overlap, committees from time to time request that the full board of directors discuss particular risks.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our compensation committee. None of the members of our compensation committee is an officer or employee of our company, and none of the members of our compensation committee has ever been an officer or employee of our company.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code is available on the Corporate Governance section of our website, which is located at http://ir.novustherapeutics.com/corporate-governance/governance-overview. We intend to disclose on our website any amendments to, or waivers from, the code of business conduct and ethics that are required to be disclosed pursuant to the disclosure requirements of Item 5.05 of Form 8-K.

Policies and Procedures for Related Person Transactions

Our board of directors has adopted a written related person transaction policy to set forth policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, the amount involved exceeds $120,000, and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person.

Our related person transaction policy contains exceptions for any transaction or interest that is not considered a related person transaction under SEC rules as in effect from time to time. In addition, the policy provides that an interest arising solely from a related person’s position as an executive officer of another entity that is a participant in a transaction with us will not be subject to the policy if each of the following conditions is met:

•	the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity;
•

the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction with us and do not receive any special benefits as a result of the transaction; and

•	the amount involved in the transaction is less than the greater of $200,000 and 5% of the annual gross revenue of the company receiving payment under the transaction.

The policy provides that any related person transaction proposed to be entered into by us must be reported to our chief executive officer or chief financial officer and will be reviewed and approved by our audit committee in accordance with the terms of the policy, prior to effectiveness or consummation of the transaction whenever practicable. The policy provides that if our chief executive officer or chief financial officer determines that advance approval of a related person transaction is not practicable under the circumstances, our audit committee will review and, in its discretion, may ratify the related person transaction at the next meeting of the audit committee. The policy also provides that alternatively, our chief executive officer or chief financial officer may present a related person transaction arising in the time period between meetings of the audit committee to the chair of the audit committee, who will review and may approve the related person transaction, subject to ratification by the audit committee at the next meeting of the audit committee.

In addition, the policy provides that any related person transaction previously approved by the audit committee or otherwise already existing that is ongoing in nature will be reviewed by the audit committee annually to ensure that such related person transaction has been conducted in accordance with the previous approval granted by the audit committee, if any, and that all required disclosures regarding the related person transaction are made.

The policy provides that transactions involving compensation of executive officers will be reviewed and approved by our compensation committee in the manner to be specified in the charter of the compensation committee.

A related person transaction reviewed under this policy will be considered approved or ratified if it is authorized by the audit committee in accordance with the standards set forth in the policy after full disclosure of the related person’s interests in the transaction. As appropriate for the circumstances, the policy provides that the audit committee will review and consider:

•	the related person’s interest in the related person transaction;
•	the approximate dollar value of the amount involved in the related person transaction;
•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of business of our company;
•	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to us than the terms that could have been reached with an unrelated third party;
•	the purpose of, and the potential benefits to us of, the transaction; and
•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The policy provides that the audit committee will review all relevant information available to it about the related person transaction. The policy provides that the audit committee may approve or ratify the related person transaction only if the audit committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests. The policy provides that the audit committee may, in its sole discretion, impose such conditions as it deems appropriate on us or the related person in connection with approval of the related person transaction.

Related Person Transactions

On January 31, 2017, the Company entered into a stock purchase agreement (the “Stock Purchase Agreement”) with certain purchasers named therein (the “Purchasers”), including certain holders of more than 5% of the Company’s capital stock (Pontifax (Israel) III L.P., Pontifax (Cayman) III L.P., and Peregrine Ventures Management Ltd.) and certain current and former officers of the Company (Gregory J. Flesher, Catherine C. Turkel, and Christine Ocampo). Pursuant to the Stock Purchase Agreement, the Purchasers agreed to purchase approximately $4.0 million of the Company’s common stock through the purchase of 400,400 shares of the Company’s common stock at a price of $9.99 per share (the “Private Placement”). The Private Placement closed on May 10, 2017.

As previously disclosed, as part of the Otic Transaction, the Company entered into various arrangements with current and former officers and directors. For more information regarding these arrangements and the Private Placement, see the disclosures in the Definitive Proxy Statement on Schedule 14A filed by the Company on April 7, 2017.

Other than the Apple Tree Consulting Agreement, the Otic Transaction, and the compensation arrangements for our named executive officers and directors, which are described elsewhere in the “Executive Compensation” and “Director Compensation” sections of this proxy statement, we have not been a party to any transaction since January 1, 2016 in which the amounts involved exceeded or will exceed $120,000, and any of our directors, executive officers, nominees for director or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Officers

Certain information regarding our executive officers who are not directors, as of April 30, 2018, is set forth below.

Name	Age	Position(s)
Catherine C. Turkel	57	President
Jon S. Kuwahara	52	Senior Vice President of Finance and Administration

Catherine C. Turkel, PharmD, MBA, PhD. Dr. Turkel joined Otic in November 2015 and has served as President since November 2017. She is responsible for leading Otic’s preclinical, clinical, regulatory, quality assurance and CMC development functions and assumed those roles with the Company in May 2017 concurrent with the closing of the Otic Transaction. Dr. Turkel has more than 30 years of combined clinical practice and drug development experience. Dr. Turkel has successfully led global development project teams resulting in multiple registrations of new drug treatments around the world. Prior to Otic, Dr. Turkel held several R&D leadership positions at Allergan, Inc., including Vice President of Clinical Development for Neurology, Urology, and Pain, Vice President of Global Medical Affairs, and other positions between 1998 and 2015. Prior to Allergan, Dr. Turkel was Director of Drug Development, Regulatory Affairs and Data Management at Cypros Pharmaceuticals from 1995 to 1998. Dr. Turkel industry tenure also includes past positions at IVAC Corporation, California Clinical Trials, and Siemens Infusion Systems as well as many years as a hospital based critical care pharmacist. Dr. Turkel holds a Doctor of Pharmacy from the University of the Pacific, an MBA from the University of California, Irvine, and a Doctor of Philosophy in Business from Capella University.

Jon S. Kuwahara, CPA has served as our Senior Vice President of Finance and Administration since July 2017. He has over 25 years of finance and operations experience, primarily within the pharmaceutical industry. In his previous roles, Mr. Kuwahara directed all aspects of finance and accounting operations, including financial reporting, internal controls, treasury management, and budgeting. Prior to joining the Company, from June 2016 to June 2017, Mr. Kuwahara served as Vice President of Finance at Espero Pharmaceuticals, a private pharmaceutical company focused on the development and commercialization of cardiovascular products. Prior to Espero, from November 2014 to June 2016, Mr. Kuwahara served in multiple roles, most recently as Corporate Controller, at Avanir Pharmaceuticals. Prior to Avanir, from October 2010 to October 2014, Mr. Kuwahara served as Assistant Corporate Controller at Questcor Pharmaceuticals, a public specialty pharmaceutical company (acquired by Mallinckrodt Pharmaceuticals). Since December 2015, Mr. Kuwahara has served as a member of the Board of Directors, and Chairman of the Audit Committee, for Emmaus Life Sciences, Inc., a biopharmaceutical company focused on rare and orphan diseases. Mr. Kuwahara holds a B.B.A. with emphasis in accounting from the University of Hawaii and is a certified public accountant in California and Hawaii.

Executive Compensation

This section discusses the material elements of our executive compensation policies for our “named executive officers” and the most important factors relevant to an analysis of these policies. For 2017, our “named executive officers” include Gregory J. Flesher, our Chief Executive Officer, and our two other most highly compensated executive officers who served during the year ended December 31, 2017, Catherine C. Turkel, our President, and Jon S. Kuwahara, our Senior Vice President of Finance and Administration. Under SEC rules, Jodie P. Morrison, who was employed as our President and Chief Executive Officer until May 2017, John S. McBride, who was employed as our Chief Operating Officer and Chief Financial Officers until May 2017, and Christine G. Ocampo, who was employed as our Chief Financial Officer until July 2017, are also “named executive officers” for purposes of this proxy statement. In addition, this section provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers and is intended to place in perspective the data presented in the following tables and the corresponding narrative.

As previously disclosed, on May 11, 2017, we effected a reverse stock split of our issued and outstanding common stock and options for common stock at a ratio of one-for-nine. The accompanying tables give retroactive effect to the reverse stock split for all periods presented. As such, the figures presented below differ from those disclosed in the Company’s amended Annual Report on Form 10-K for the year ended December 31, 2016.

Summary Compensation Table

The following table sets forth information regarding compensation earned by our named executive officers during the years ended December 31, 2017 and 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Gregory J. Flesher (2)	2017	290,000	100,000	575,111	1,483	(3)	966,594
Chief Executive Officer
Catherine C. Turkel(4)	2017	205,769	80,000	284,613	2,477	(3)	572,859
President
Jon S. Kuwahara(5)	2017	121,635	—	136,052	575	(3)	258,262
Senior Vice President of Finance and Administration
Christine G. Ocampo (6)	2017	60,808	80,000	139,219	28,220	(7)	308,247
Former Chief Financial Officer
Jodie P. Morrison (8)	2017	218,750	—	73,405	622,409	(9)	914,564
Former President and Chief Executive Officer	2016	525,000	—	—	281	(3)	525,281
John S. McBride (10)	2017	169,918	—	73,405	403,955	(11)	647,278
Former Chief Operating Officer and Chief Financial Officer	2016	407,804	—	—	281	(3)	408,085

(1)

These amounts represent the aggregate grant date fair value of awards for 2017 computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718, or FASB ASC Topic 718. See Note 9 to the financial statements in our Annual Report on Form 10-K for the year ended December 31, 2017 regarding assumptions underlying the valuation of equity awards. For Ms. Morrison and Mr. McBride, the option awards represent awards for their service as members of our board of directors.

(2)

Mr. Flesher started as an employee of the Company in May 2017 and also served as a member of our board of directors during the year ended December 31, 2017 but did not receive any additional compensation for his service as a director.

(3)	Represents the value of the company-paid premiums for group term life insurance.
(4)	Ms. Turkel started as an employee of the Company in May 2017.
(5)	Mr. Kuwahara started as an employee of the Company in July 2017.
(6)	Ms. Ocampo served as our Chief Financial Officer until July 2017.
(7)	This amount consists of $27,737 of accrued vacation paid out upon termination and $483 in the value of the company-paid premiums for group term life insurance.
(8)	Ms. Morrison was employed as our President and Chief Executive Officer until May 2017. Ms. Morrison also served as a member of our board of directors during the years ended December 31, 2017 and 2016.
(9)

This amount consists of (i) $306,250 of continued salary from May 2017 until the end of 2017, (ii) a cash payment of $262,500 equal to Ms. Morrison’s target bonus during 2017 and (iii) $15,124 of health care benefits, in each case paid under the terms of Ms. Morrison’s employment agreement, $21,035 of accrued vacation paid out upon termination, and $17,500 in board fees paid to Ms. Morrison for her service as a non-employee member of our board of directors beginning in June 2017. Pursuant to her employment agreement, in connection with Ms. Morrison’s termination of employment, and subject to signing a release and continued compliance with certain restrictive covenants, Ms. Morrison became entitled to: (a) an amount equal to 18 months of base salary payable over an 18-month period; (b) an amount equal to 100% of her then-current annual target bonus payable in a lump sum; (c) reimbursement of COBRA premiums for 18 months; and (d) the full vesting of all outstanding equity awards.

(10)

Mr. McBride was employed as our Chief Operating Officer and Chief Financial Officer until May 2017.  Mr. McBride also served as a member of our board of directors during the year ended December 31, 2017.

(11)

This amount consists of (i) $237,886 of continued salary from May 2017 until the end of 2017, (ii) a cash payment of $134,750 equal to Mr. McBride’s target bonus during 2017 and (iii) health care benefits, in each case paid under the terms of Mr. McBride’s employment agreement, $13,819 of accrued vacation paid out upon termination, and $17,500 in board fees paid to Mr. McBride for his service as a non-employee member of our board of directors beginning in June 2017. Pursuant to his employment agreement, in connection with Mr. McBride’s termination of employment, and subject to signing a release and continued compliance with certain restrictive covenants, McBride became entitled to: (a) an amount equal to 12 months of base salary payable over an 12-month period; (b) an amount equal to 100% of his then-current annual target bonus payable in a lump sum; (c) reimbursement of COBRA premiums for 18 months; and (d) the full vesting of all outstanding equity awards.

Narrative Disclosure to Summary Compensation Table

We review compensation for our executive officers annually. The material terms of the elements of our executive compensation program for 2017 are described below.

Our compensation committee sets base salaries and bonuses and grants equity incentive awards to our executive officers. In setting base salaries and bonuses and granting equity incentive awards, our compensation committee considers compensation for comparable positions in the market, the historical compensation levels of our executives, individual and corporate performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our stockholders, and a long-term commitment to our company. As part of this process, Mr. Flesher, as our chief executive officer, prepares performance evaluations for the other executive officers and recommends annual salary increases, annual stock option awards and cash bonuses to the compensation committee. The compensation committee conducts a performance evaluation of Mr. Flesher. Prior to approving compensation for our executive officers, the compensation committee consults with the full board of directors.

In fiscal 2017, our compensation committee consulted with Radford to advise on executive compensation.

Base Salary

For 2017, Mr. Flesher’s annual base salary was $450,000, Ms. Turkel’s annual base salary was $350,000 and Mr. Kuwahara’s annual base salary was $275,000. Prior to their termination in May 2017, Ms. Morrison’s annual base salary was $525,000 and Mr. McBride’s annual base salary was $407,804. No adjustments were made to the base salaries for Ms. Morrison or Mr. McBride for 2017. We use base salaries to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our named executive officers. None of our named executive officers is currently party to an employment agreement or other agreement or arrangement that provides for automatic or scheduled increases in base salary.

Annual Bonus

Our board of directors may, in its discretion, award bonuses to our named executive officers from time to time. For 2017, we awarded discretionary bonuses to Mr. Flesher, Ms. Turkel and Ms. Ocampo in the amounts of $100,000, $80,000 and $80,000, respectively. For 2018, we have established annual bonus targets based around a set of specified corporate goals for our named executive officers and will conduct an annual performance review to determine the attainment of such goals. For 2018, Mr. Flesher, Ms. Turkel and Mr. Kuwahara are eligible for performance bonuses of up to 50%, 40% and 30% of their respective base salaries. Our management may propose bonus awards to the compensation committee of the board or the board primarily based on such review process. Our board of directors makes the final determination of the eligibility requirements for and the amount of such bonus awards.

Equity Incentives

Although we do not have a formal policy with respect to the grant of equity incentive awards to our executive officers or any formal equity ownership guidelines applicable to them, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe that equity grants with a time-based vesting feature promote executive retention because this feature incentivizes our executive officers to remain in our employment during the vesting period. Accordingly our compensation committee and board of directors periodically review the equity incentive compensation of our named executive officers and from time to time may grant equity incentive awards to them in the form of stock options or restricted stock unit awards.

In May 2017, as part of its annual compensation review, the compensation committee awarded Mr. Flesher an option to purchase 250,000 shares of common stock and Ms. Turkel and Ms. Ocampo each an option to purchase 52,500 shares of common stock. In July in connection with the commencement of Mr. Kuwahara’s employment with us and pursuant to the terms of his employment offer letter, the board of directors awarded Mr. Kuwahara an option to purchase 35,000 shares of common stock. In November 2017, as part of her promotion to President, Ms. Turkel was awarded an option to purchase

50,000 shares of common stock. All of these awards are subject to time-based or performance vesting. For the outstanding equity awards held by our named executed officers see “Outstanding Equity Awards at Fiscal Year End 2017” below.

Outstanding Equity Awards at Fiscal Year End 2017

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2017.

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date
Gregory J. Flesher	12,688	7,613	(1)			19.76	10/22/25
	2,071	2,662	(2)			19.76	12/15/26
	41,667	108,333	(3)			5.50	5/24/27
	—			100,000	(4)	5.50	5/24/27
Catherine C. Turkel	2,949	1,877	(5)			19.76	12/29/25
	469	604	(2)			19.76	12/15/26
	10,000	26,000	(3)			5.50	5/24/27
	—			16,500	(4)	5.50	5/24/27
	—	50,000	(6)			4.21	11/6/27
Jon S. Kuwahara	—	35,000	(7)			5.61	7/10/27
Christine G. Ocampo	2,346	1,408	(8)			19.76	10/22/25
	587	754	(2)			19.76	12/15/26
	10,000	36,000	(3)			5.50	5/24/27
	—			16,500	(4)	5.50	5/24/27
Jodie P. Morrison	4,209	—	(9)			12.33	6/28/21
	6,556	—	(9)			12.33	9/7/21
	53,110	—	(9)			14.22	6/26/23
	14,903	—	(9)			119.25	10/15/24
	21,000	—	(9)			86.85	12/14/25
	3,000	15,000	(10)			5.85	6/30/27
John S. McBride	20,741	—	(9)			37.71	2/25/24
	5,629	—	(9)			119.25	10/15/24
	6,888	—	(9)			86.85	12/14/25
	3,000	15,000	(10)			5.85	6/30/27

(1)

This option vested as to 25.000% of the shares underlying the option on July 30, 2016 and vests as to an additional 6.250% of the shares underlying the option on the last day of each quarter thereafter through July 30, 2019.

(2)

This option vested as to 25.000% of the shares underlying the option on May 9, 2017 and vests as to an additional 6.250% of the shares underlying the option on the last day of each quarter thereafter through May 9, 2020.

(3)	This option vests as to 2.778% of the shares underlying the option on the 24th day of each month through May 24, 2021.
(4)	This option vests upon enrollment of the first patient in the Company’s first clinical study of OP-02, subject to the optionee’s continued service to the Company through such vesting date.
(5)

This option vested as to 25.000% of the shares underlying the option on December 30, 2015 and vests as to an additional 6.250% of the shares underlying the option on the last day of each quarter thereafter through December 30, 2019.

(6)

This option vests as to25.000% of the shares underlying the option on November 6, 2018 and vests as to an additional 2.083% of the shares underlying the option on the 6th day of each month thereafter through November 6, 2021.

(7)

This option vests as to 25.000% of the shares underlying the option on July 10, 2018 and vests as to an additional 2.083% of the shares underlying the option on the 6th day of each month thereafter through July 10, 2021.

(8)

This option vested as to 25.000% of the shares underlying the option on September 8, 2016 and vests as to an additional 6.250% of the shares underlying the option on the last day of each quarter thereafter through September 8, 2019.

(9)

The employee options for Ms. Morrison and Mr. McBride experienced accelerated vesting upon their termination as employees of the Company due to the change of control provision in their option agreements.

(10)	This option vests as to 8.333% of the shares underlying the option on the last day of each quarter through June 30, 2021.

Employment Agreements and Potential Payments upon Termination or Change in Control

Employment Agreements

Mr. Flesher, Ms. Turkel and Mr. Kuwahara are each party to an employment agreement with the Company. Each employment agreement provides, among other things, that in the event the applicable executive officer is subject to an involuntary termination within 12 months following a change in control of the Company, the executive officer is entitled to receive: (i) acceleration of 100% of such officer’s unvested Company equity-based awards; (ii) a lump sum severance payment equal to a multiple of the sum of (x) the annual base salary which the officer was receiving immediately prior to the qualifying termination, plus (y) the larger of (1) the officer’s annual target bonus or (2) the annual bonus earned by the officer for the year preceding the year of termination; (iii) a lump sum payment equal to a pro rata portion of such officer’s target annual bonus amount for the year in which the qualifying termination occurs, and (iv) continuation of payment by the Company of the full cost of the health insurance benefits provided to such officer for a specified period. The employment agreement further provide, among other things, that in the event the applicable officer’s employment is terminated by the Company other than for cause, death or disability or by him or her for good reason (in each case not in connection with a change in control), the officer will receive (i) severance payments for a specified period after the date of termination equal to the base salary which the officer was receiving immediately prior to the qualifying termination; and (ii) continuation of payment by the Company of the full cost of the health insurance benefits provided to such officer for a specified period

401(k) Retirement Plan

We maintain a 401(k) retirement plan that is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code. In general, all of our employees are eligible to participate, beginning on the first day of the month following commencement of their employment. The 401(k) plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation by up to the statutorily prescribed limit, equal to $18,000 in 2017, and have the amount of the reduction contributed to the 401(k) plan. In 2017, the Company did not match any employee contributions.

Limitation of Liability and Indemnification

As permitted by Delaware law, we have adopted provisions in our certificate of incorporation that limit or eliminate the personal liability of our directors. Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breaches of their fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;
•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or
•	any transaction from which the director derived an improper personal benefit.

These limitations do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies, including injunctive relief or rescission. If Delaware law is amended to authorize the further elimination or limiting of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law as so amended.

As permitted by Delaware law, our certificate of incorporation also provides that:

•	we will indemnify our directors and officers to the fullest extent permitted by law;
•	we may indemnify our other employees and other agents to the same extent that we indemnify our officers and directors, unless otherwise determined by our board of directors; and

•	we will advance expenses to our directors and officers in connection with legal proceedings to the fullest extent permitted by law.

The indemnification provisions contained in our certificate of incorporation are not exclusive. In addition, we have entered into indemnification agreements with each of our directors and executive officers. Each of these indemnification agreements provides, among other things, that we will indemnify such director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as a director or executive officer, as applicable, provided that he or she acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. Each of these indemnification agreements provides that in the event that we do not assume the defense of a claim against a director or executive officer, as applicable, we are required to advance his or her expenses in connection with his or her defense, provided that he or she undertakes to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by us.

We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we understand that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In addition, we maintain standard policies of insurance under which coverage is provided to our directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provisions or otherwise as a matter of law.

Director Compensation

Our board of directors has approved a compensation policy for our non-employee directors that is designed to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders. Following the consummation of the Otic Transaction and the resulting reverse split of our common stock, the compensation committee engaged with its independent compensation consultant to review the Company’s compensation practices for non-employees directors. As a result of this compensation review, the board of directors approved the following compensation for non-employee directors, commencing as of June 30, 2017:

•

each non-employee director will be granted options to purchase shares of common stock as determined from time to time by the board upon recommendation of the compensation committee (with a comparable cash award to be provided in the event any non-employee director is unable to accept equity compensation awards as a director);

•	each non-employee director will receive an annual cash fee of $35,000 ($60,000 for the chair of the board of directors);
•	each non-employee director who is a member of the audit committee will receive an additional annual cash fee of $7,500 ($15,000 for the audit committee chair);
•	each non-employee director who is a member of the compensation committee will receive an additional annual cash fee of $5,000 ($10,000 for the compensation committee chair); and
•

each non-employee director who is a member of the nominating and corporate governance committee will receive an additional annual cash fee of $3,750 ($7,500 for the nominating and corporate governance committee chair).

The stock options granted to our non-employee directors will have an exercise price equal to the fair market value of our common stock on the date of grant and will expire ten years after the date of grant. Subject to the director’s continued service on our board, the stock options granted to our non-employee directors will vest quarterly over a three-year period from the date of grant.

The annual cash fee will be payable quarterly in arrears on the last day of each quarter. The amount of each payment will be prorated for any portion of a quarter that a director is not serving on our board.

Each non-employee director is also entitled to reimbursement for reasonable travel and other expenses incurred in connection with attending meetings of the board of directors and any committee on which he or she serves.

The following table sets forth information regarding compensation earned by our non-employee directors during 2017.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Seth L. Harrison, M.D.(2)	23,239	—	23,239
David A. Kessler, M.D. (3)	16,983	—	16,983
Joseph A. Yanchik, III (4)	15,195	—	15,195
Stephen Buckley, Jr. (5)	19,217	—	19,217
Cheryl L. Cohen	45,020	73,405	118,425
Erez Chimovits	22,500	—	22,500
Keith A. Katkin	37,500	146,810	184,310
Gary A. Lyons	29,375	73,405	102780

(1)

These amounts represent the aggregate grant date fair value of awards computed in accordance with FASB ASB Topic 718. See Note 8 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2017 regarding assumptions underlying the valuation of equity awards.

(2)	Dr. Harrison resigned from our board of directors on May 9, 2017.
(3)	Dr. Kessler resigned from our board of directors on May 9, 2017.
(4)	Mr. Yanchik resigned from our board of directors on May 9, 2017.
(5)	Mr. Buckley resigned from our board of directors on May 9, 2017.
(6)	Ms. Morrison’s term expires at the 2018 annual meeting of stockholders.

 As of December 31, 2017, our non-employee directors (including directors no longer serving as of December 31, 2017) held the following stock options, all of which were granted under our 2014 Stock Incentive Plan:

Name	Option Awards
Seth L. Harrison, M.D.	—
David A. Kessler, M.D.	—
Joseph A. Yanchik, III	—
Stephen Buckley, Jr.	—
Cheryl L. Cohen	18,000
Erez Chimovits	—
Keith A. Katkin	36,000
Gary A. Lyons	18,000

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table contains information about our equity compensation plans as of December 31, 2017. As of December 31, 2017, we had three equity compensation plans, each of which was approved by our stockholders: our 2007 Plan, our 2014 Plan and our 2014 Employee Stock Purchase Plan, or 2014 ESPP.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	781,765	(1)	$14.28	3,902,079	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	781,765		$14.28	3,902,079	(3)

(1)

Consists of (i) 84,612 shares to be issued upon exercise of outstanding options under our 2007 Plan as of December 31, 2017 and (ii) 697,153 shares to be issued upon exercise of outstanding options under our 2014 Plan as of December 31, 2017.

(2)

Consists of (i) 3,450,666 shares that remained available for future issuance under our 2014 Plan as of December 31, 2017 and (ii) 451,413 shares that remained available for future issuance under our 2014 ESPP as of December 31, 2017. No shares remained available for future issuance under the 2007 Plan as of December 31, 2017.

(3)

Our 2014 Plan has an evergreen provision that allows for an annual increase in the number of shares available for issuance under the 2014 Plan to be added on the first day of each fiscal year, beginning with the fiscal year ending December 31, 2015 and continuing for each fiscal year until, and including, the fiscal year ending December 31, 2024, equal to the least of 1,800,000 shares of our common stock, 4% of the number of shares of our common stock outstanding on the first day of the applicable fiscal year and an amount determined by our board of directors. On January 1, 2018, 284,417 additional shares were reserved for issuance under the 2014 Plan pursuant to this provision. Our 2014 ESPP has an evergreen provision that allows for an annual increase in the number of shares available for issuance under the 2014 ESPP to be added on the first day of each fiscal year, beginning on January 1, 2015 and ending on December 31, 2024, in an amount equal to the least of 50,000 shares of our common stock, 1% of the total number of shares of our common stock outstanding on the first day of the applicable fiscal year and an amount determined by our board of directors. On January 1, 2018, 50,000 additional shares were reserved for issuance under the 2014 ESPP pursuant to this provision.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Our audit committee has reviewed our audited consolidated financial statements for the fiscal year ended December 31, 2017 and discussed them with our management and our independent registered public accounting firm for the year ended December 31, 2017, Ernst & Young LLP.

Our audit committee has also received from, and discussed with, Ernst & Young LLP various communications that Ernst & Young LLP is required to provide to our audit committee, including the matters required to be discussed by Auditing Standard 1301, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board.

In addition, Ernst & Young LLP provided our audit committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the Company’s independent registered public accounting firm their independence.

Based on the review and discussions referred to above, our audit committee recommended to our board of directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2017.

By the audit committee of the board of directors of Novus Therapeutics, Inc.

Cheryl L. Cohen

Keith A. Katkin

Gary A. Lyons

MATTERS TO BE VOTED ON

Proposal 1: Election of Directors

Our certificate of incorporation provides for a classified board of directors. This means our board of directors is divided into three classes, with each class having as nearly as possible an equal number of directors. The term of service of each class of directors is staggered so that the term of one class expires at each annual meeting of the stockholders.

Our board of directors currently consists of seven members, divided into three classes as follows:

•	Class I is comprised of Erez Chimovits, Cheryl L. Cohen, and Jodie P. Morrison, each with a term ending at this annual meeting of stockholders;
•	Class II is comprised of Keith A. Katkin and John S. McBride, each with a term ending at the 2019 annual meeting of stockholders; and
•	Class III is comprised of Gregory J. Flesher and Gary A. Lyons, each with a term ending at the 2020 annual meeting of stockholders.

At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring. Jodie P. Morrison, who joined our board of directors in 2013, will leave the board of directors when her term expires at this annual meeting. The board of directors does not plan to appoint a new director in Ms. Morrison’s place and will reduce our board of directors size to six members. Our board of directors, on the recommendation of our nominating and corporate governance committee, has nominated Erez Chimovits and Cheryl L. Cohen for election as Class I directors, each with a term ending at the 2021 annual meeting of stockholders. Mr. Chimovits has been a member of our board of directors since May 2017, when he joined the Board in connection with the Otic Transaction. Ms. Cohen has served as a member of our board of directors since April 2015 and currently serves as a member of our audit committee, compensation committee, and nominating and corporate governance committee.

Unless otherwise instructed in the proxy, all proxies will be voted “FOR” the election of each of the Class I nominees identified above to a three-year term ending at the 2021 annual meeting of stockholders, each such nominee to hold office until her/his successor has been duly elected and qualified. Each of the nominees has indicated a willingness to continue to serve as director, if elected. In the event that any nominee should be unable to serve, discretionary authority is reserved for the named proxy holders to vote for a substitute, or to reduce the number of directors to be elected, or both. We do not expect that any of the nominees will be unable to serve if elected.

A plurality of the combined voting power of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote is required to elect each nominee as a director.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF Erez Chimovits AND Cheryl L. Cohen TO SERVE AS CLASS I DIRECTORS.

Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm

The audit committee has re-appointed Ernst & Young LLP (“EY”), an independent registered public accounting firm, as independent auditors for the fiscal year ending December 31, 2018. EY has served as our independent registered public accounting firm since 2017. The audit committee reviews the performance of the independent registered public accounting firm annually.

At the annual meeting, our shareholders are being asked to ratify the appointment of EY as our independent registered public accounting firm for 2018. Although stockholder approval of the audit committee’s appointment of EY is not required by law, our board of directors believes that it is advisable to give stockholders an opportunity to ratify this appointment. In the event of a negative vote on this proposal, the audit committee will reconsider its selection. Even if this appointment is ratified, the audit committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of the Company and its shareholders. EY has no direct or indirect material financial interest in our company or our subsidiaries. Representatives of EY are expected to be present at the annual meeting and will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from our stockholders.

Dismissal of PricewaterhouseCoopers

As previously disclosed in the Company’s Current Report on Form 8-K filed on May 15, 2017, PricewaterhouseCoopers (“PwC”), an independent registered public accounting firm, served as our independent auditors until May 10, 2017 when our audit committee dismissed PwC in connection with the closing of the Otic Transaction and the appointment of EY.

The report of PwC on the Company’s financial statements for the fiscal year ended December 31, 2016 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principle.

During the fiscal year ended December 31, 2016, and the subsequent interim period through May 10, 2017, there were no disagreements (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) between the Company and PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures which disagreements, if not resolved to the satisfaction of PwC would have caused PwC to make reference thereto in their reports on the financial statements.

As disclosed in the Company’s Current Report on Form 8-K filed May 15, 2017, the Company provided PwC with a copy of the disclosures it made in the Form 8-K (which are repeated above) and requested that PwC furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements contained herein. A copy of PwC’s letter, dated May 12, 2017, is filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed on May 15, 2017.

During the fiscal year ended December 31, 2016, and the subsequent interim period through May 10, 2017, neither the Company, nor anyone acting on its behalf, consulted with E&Y regarding: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that may be rendered on the Company’s financial statements, and E&Y did not provide either a written report or oral advice to the Company that was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Audit Fees and Services

EY was our independent registered public accounting firm for the year ended December 31, 2017 and PwC was our independent registered public accounting firm for the year ended December 31, 2016. The following table summarizes the fees of EY and PwC billed to us for each of the last two fiscal years. All of such services and fees were pre-approved by our audit committee in accordance with the “Pre-Approval Policies and Procedures” described below.

Fee Category	2017	2016
Audit Fees(1)	$542,000	$415,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$542,000	$415,000

(1)

“Audit Fees” consist of fees for the audit of our annual financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with regulatory filings or engagements.

Pre-Approval Policies and Procedures

Our audit committee has adopted procedures requiring the pre-approval of all audit and non-audit services performed by our independent registered public accounting firm in order to assure that these services do not impair the auditor’s independence. These procedures generally approve the performance of specific services subject to a cost limit for all such services. This general approval is to be reviewed, and if necessary modified, at least annually. Management must obtain the specific prior approval of the audit committee for each engagement of the independent registered public accounting firm to perform other audit-related or other non-audit services. The audit committee does not delegate its responsibility to approve services performed by the independent registered public accounting firm to any member of management. Our audit committee has delegated authority to the committee chair to pre-approve any audit or non-audit service to be provided to us by our independent registered public accounting firm provided that the fees for such services do not exceed $50,000. Any approval of services by the committee chair pursuant to this delegated authority must be reported to the audit committee at the next meeting of the committee.

The standard applied by the audit committee, or the chair of the audit committee, in determining whether to grant approval of any type of non-audit service, or of any specific engagement to perform a non-audit service, is whether the services to be performed, the compensation to be paid therefore and other related factors are consistent with the independent registered public accounting firm’s independence under guidelines of the SEC and applicable professional standards. Relevant considerations include whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of our financial statements, whether the independent registered public accounting firm would be functioning in the role of management or in an advocacy role, whether the independent registered public accounting firm’s performance of the service would enhance our ability to manage or control risk or improve audit quality, whether such performance would increase efficiency because of the independent registered public accounting firm’s familiarity with our business, personnel, culture, systems, risk profile and other factors, and whether the amount of fees involved, or the non-audit services portion of the total fees payable to the independent registered public accounting firm in the period would tend to reduce the independent registered public accounting firm’s ability to exercise independent judgment in performing the audit.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

STOCK OWNERSHIP AND REPORTING

Security Ownership of Certain Beneficial Owners and Management

Unless otherwise provided below, the following table sets forth information regarding beneficial ownership of our common stock as of April 16, 2018 by:

•	each person, or group of affiliated persons, known to us to be the beneficial owner of 5% or more of the outstanding shares of our common stock;
•	each of our current directors;
•	our named executive officers; and
•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to options or restricted stock unit awards that are currently exercisable or will become exercisable within 60 days after April 16, 2018 are considered outstanding and beneficially owned by the person holding the options or restricted stock units for the purpose of calculating the percentage ownership of that person, but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, to our knowledge, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to applicable community property laws. The inclusion herein of any shares as beneficially owned does not constitute an admission of beneficial ownership.

The column entitled “Percentage of Shares Beneficially Owned” is based on a total of 9,407,024 shares of our common stock outstanding as of April 16, 2018. Except as otherwise set forth below, the address of the beneficial owner is c/o Novus Therapeutics, Inc., 19900 MacArthur Boulevard, Suite 550, Irvine, California 92612. Beneficial ownership representing less than one percent of our outstanding common stock is denoted with an “*.”

Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
Entities affiliated with OrbiMed Israel GP Ltd.(1)	2,537,110	27.0%
Entities affiliated with LifeSci Venture Partners I, L.P. (2)	1,151,088	12.2%
Entities affiliated with Apple Tree Partners(3)	902,749	9.6%
Pontifax Management Fund III L.P.(4)	787,348	8.4%
Peregrine Ventures Management Ltd.(5)	617,686	6.6%
Novartis BioVentures Ltd.(6)	499,273	5.3%
Named Executive Officers and Directors:
Jodie P. Morrison(7)	110,674	1.2%
Cheryl L. Cohen(8)	8,610	*
Erez Chimovits	—	*
Keith A. Katkin(9)	24,206	*
John S McBride(10)	37,407	*
Gregory J. Flesher(11)	180,615	1.9%
Gary A. Lyons(12)	4,500	*
Catherine C. Turkel(13)	37,937	*
Jon S. Kuwahara	—	*
Christine G. Ocampo(14)	12,933	*
All executive officers and directors as a group (9 persons)(15)	403,949	4.3%

(1)

Based on information provided in a Schedule 13D/A and filed by OrbiMed Israel BioFund Limited Partnership on March 19, 2018. The Schedule 13D/A was jointly filed by OrbiMed Israel GP Ltd., an Israeli limited liability company (“OrbiMed Israel”), and OrbiMed Israel BioFund GP Limited Partnership, an Israeli limited partnership (“OrbiMed BioFund”). OrbiMed Israel, a company that acts as general partner of certain limited partnerships, is the general partner of OrbiMed BioFund, which is the general partner of OrbiMed Israel Partners Limited Partnership, an Israeli limited partnership (“OrbiMed Partners”), which holds the securities to which the Schedule 13D/A relates. The Schedule 13D/A indicates that voting and investment power over the securities is shared by OrbiMed Israel and OrbiMed BioFund. The address of the principal office of each Reporting Person is 89 Medinat HaYehudim St., Build E, 11th Floor, Herzliya 46766 Israel.
(2)

Based on information provided in a Schedule 13G filed by LifeSci Venture Partners I, LP on March 13, 2018. Consists of (i) 499,100 shares of common stock held by LifeSci Venture Partners I, LP, (ii) 566,967 shares of common stock held by LifeSci Venture SPV VII, LLC., and (iii) 85,021 shares of common stock held by Andrew I. McDonald, a general partner of each of LifeSci Venture Partners I, LP and LifeSci Venture SPV VII, LLC. The Schedule 13G indicates that the aforementioned entities share voting and investment power over 499,100 shares and Mr. McDonald has sole voting and investment power with respect to 85,021 shares and shares voting and investment power over the remaining 1,066,067 shares.  The address of LifeSci Venture Partners I, LP is 250 West 55th Street, 16th Floor, New York, NY 10019.

(3)

Based on information provided in a Schedule 13D/A filed by Apple Tree Partners II, L.P. on January 8, 2018. Consists of (i) 879,117 shares of common stock over which voting and investment power is shared by Apple Tree Partners II, L.P., Apple Tree Ventures II, L.P., Apple Tree Partners II - Annex, L.P., Apple Tree Ventures II - Annex, LLC, Apple Tree Partners IV, L.P., and ATP III GP, Ltd, and (ii) 23,632 shares of common stock held by Dr. Seth L. Harrison, a former member of our board of directors, and a principal of the general partner of each of Apple Tree Partners II, L.P., Apple Tree Partners II – Annex, L.P. and Apple Tree Partners IV, L.P., Dr. Harrison disclaims beneficial ownership of the shares held by each of Apple Tree Partners II, L.P., Apple Tree Partners II – Annex, L.P. and Apple Tree Partners IV, L.P., except to the extent of his pecuniary interest therein. Dr. Harrison has sole voting and investment control and power over the 23,632 shares held by him and shares voting and investment power over the remaining 879,117 shares held by Apple Tree Partners II, L.P., Apple Tree Partners II – Annex, L.P. and Apple Tree Partners IV, L.P. The address of Apple Tree Partners is 230 Park Avenue, Suite 2800, New York, NY 10169.

(4)

Based on information provided in a Schedule 13G filed by Pontifax Management Fund III L.P. on May 25, 2017. The filing consists of (i) 536,759 shares of common stock of the Issuer owned by Pontifax (Israel) III L.P. (over which such entity has sole voting and investment power) and (ii) 250,589 shares of common stock of the Issuer owned by Pontifax (Cayman) III L.P. (over which such entity has sole voting and investment power). Pontifax Management Fund III L.P. is the general partner of Pontifax (Israel) III L.P. and Pontifax (Cayman) III L.P. Pontifax Management III G.P. (2011) Ltd. is the general partner of Pontifax Management Fund III L.P. Ran Nussbaum is a director of Pontifax Management III G.P. (2011) Ltd. The Schedule 13G indicates that Pontifax Management Fund III L.P., Pontifax Management III G.P. (2011) Ltd. and Ran Nussbaum share voting and investment power over the 787,348 shares owned by Pontifax (Israel) III L.P. and Pontifax (Cayman) III L.P. The address of Pontifax Management Fund III L.P. is 14 Shenkar St. Herzliya, 46140, Israel.

(5)

Based on information provided in a Schedule 13G filed by Peregrine Ventures Management Ltd. on May 22, 2017. Consists of (i) 336,498 shares of common stock of Issuer owned by Peregrine Ventures Management Ltd. and (ii) 281,188 shares of common stock owned by Incentive II Management Ltd. Peregrine Ventures Management Ltd. is the general partner of Incentive II Management Ltd. The Schedule 13G indicates that the aforementioned entities share voting and investment power over all 617,686 shares. The address for Peregrine Ventures Management Ltd. is 6 Yoni Netanyahu Street, Or Yehuda, Israel.

(6)

Based on information provided in a Schedule 13D/A filed by Novartis BioVentures Ltd., a Bermuda corporation, on April 2, 2018. Novartis BioVentures Ltd. is a wholly-owned indirect subsidiary of Novartis AG, which is an indirect beneficial owner of the reported securities. The Schedule 13D/A indicates that the aforementioned entities share voting and investment power over all 499,273 shares. The address of Novartis BioVentures Ltd. is PO Box HM 2899, Hamilton HM LX, Bermuda.

(7)

Consists of (i) 6,396 shares of common stock and (ii) 104,278 shares of common stock underlying options that are exercisable as of April 16, 2018 or will become exercisable within 60 days after such date.

(8)	Consists of 8,610 shares of common stock underlying options that are exercisable as of April 16, 2018 or will become exercisable within 60 days after such date.
(9)

Consists of (i) 12,189 shares of common stock and (ii) 12,017 shares of common stock underlying options that are exercisable as of April 16, 2018 or will become exercisable within 60 days after such date.

(10)	Consists of 37,407 shares of common stock underlying options that are exercisable as of April 16, 2018 or will become exercisable within 60 days after such date.
(11)

Consists of (i) 115,855 shares of common stock and (ii) 64,760 shares of common stock underlying options that are exercisable as of April 16, 2018 or will become exercisable within 60 days after such date.

(12)	Consists of 4,500 shares of common stock underlying options that are exercisable as of April 16, 2018 or will become exercisable within 60 days after such date.
(13)

Consists of (i) 24,519 shares of common stock and (ii) 13,418 shares of common stock underlying options that are exercisable as of April 16, 2018 or will become exercisable within 60 days after such date.

(14)	Consists of 12,933 shares of common stock underlying options that are exercisable as of April 16, 2018 or will become exercisable within 60 days after such date.

(15)

Consists of (i) 158,959 shares of common stock and (ii) 244,990 shares of common stock underlying options that are exercisable as of April 16, 2018 or will become exercisable within 60 days after such date.

 Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Directors and officers and holders of 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of our records and representations made by our directors and officers regarding their filing obligations, all Section 16(a) filing requirements were satisfied with respect to fiscal 2017.

OTHER MATTERS

As of the date of this proxy statement, we know of no matter not specifically referred to above as to which any action is expected to be taken at the annual meeting. The persons named as proxies will vote the proxies, insofar as they are not otherwise instructed, regarding such other matters and the transaction of such other business as may be properly brought before the meeting, as seems to them to be in the best interest of our company and our stockholders.

Stockholder Proposals for Our 2019 Annual Meeting

Stockholder Proposals Included in Proxy Statement

In order to be considered for inclusion in our proxy statement and proxy card relating to our 2019 annual meeting of stockholders, stockholder proposals must be received by us no later than December 31, 2018, which is 120 days prior to the first anniversary of the mailing date of this proxy, unless the date of the 2019 annual meeting of stockholders is changed by more than 30 days from the anniversary of our 2018 annual meeting, in which case, the deadline for such proposals will be a reasonable time before we begin to print and send our proxy materials. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy card in accordance with regulations governing the solicitation of proxies.

Stockholder Proposals Not Included in Proxy Statement

In addition, our by-laws establish an advance notice procedure for nominations for election to our board of directors and other matters that stockholders wish to present for action at an annual meeting other than those to be included in our proxy statement. In general, we must receive other proposals of stockholders (including director nominations) intended to be presented at the 2019 annual meeting of stockholders but not included in the proxy statement by March 15, 2019, but not before February 13, 2019, which is not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting. However, if the date of the annual meeting is more than 20 days before or more than 60 days after such anniversary date, notice must be received no earlier than the close of business 120 calendar days prior to such annual meeting and no later than the close of business on the later of 90 days prior to such annual meeting and 10 days following the day on which notice of the date of such annual meeting was mailed or public announcement of the date of such annual meeting was first made. If the stockholder fails to give notice by these dates, then the persons named as proxies in the proxies solicited by the board of directors for the 2019 annual meeting of stockholders may exercise discretionary voting power regarding any such proposal. Stockholders are advised to review our by-laws which also specify requirements as to the form and content of a stockholder’s notice.

Any proposals, notices or information about proposed director candidates should be sent to Novus
Therapeutics, Inc., Attention: Nominating and Corporate Governance Committee, 19900 MacArthur Boulevard, Suite 550, Irvine, California 92612.

Householding of Annual Meeting Materials

Some brokers and other nominee record holders may be “householding” our proxy materials. This means a single notice and, if applicable, the proxy materials, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received. We will promptly deliver a separate copy of the notice and, if applicable, the proxy materials and our 2017 annual report to stockholders, which consists of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, to you if you write or call us at Novus Therapeutics, Inc., 19900 MacArthur Boulevard, Suite 550, Irvine, California 92612, Attention: Investor Relations, telephone: (949) 238-8090. If you would like to receive separate copies of our proxy materials and annual reports in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

ANNUAL MEETING OF NOVUS THERAPEUTICS, INC. Date: JUNE 13, 2018 Time: 01:00 P.M. (Local Time) Place: The Island Hotel, 690 Newport Center Drive, Newport Beach, CA, 92660 Please make your marks like this: Use dark black pencil or pen only Annual Meeting of The Novus Therapeutics, Inc. to be held on Wednesday, June 13, 2018 for Holders as of April 16, 2018 This proxy is being solicited on behalf of the Board of Directors VOTE BY: Board of Directors Recommends a Vote FOR the nominees listed in proposal 1 and FOR proposal 2. Go To INTERNET Call TELEPHONE 866-229-2195 1: Election of Directors 01 Erez Chimovits 02 Cheryl L. Cohen For Withhold Directors Recommend For For www.proxypush.com/NVUS • Cast your vote online. • View Meeting Documents. OR MAIL • Use any touch-tone telephone. • Have your Proxy Card/Voting Instruction Form ready. • Follow the simple recorded instructions. 2: Ratification of the appointment of Ernst & Young LLP as our Independent registered public accounting firm for the fiscal year ending December 31, 2018. For Against Abstain For OR • Mark, sign and date your Proxy Card/Voting Instruction Form. • Detach your Proxy Card/Voting Instruction Form. • Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided. The undersigned hereby appoints Gregory J. Flesher and Jon S. Kuwahara, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Novus Therapeutics, Inc. which the undersigned is entitled to Note: To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof. vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE NOMINEES IN ITEM 1 AND FOR THE PROPOSAL IN ITEM 2. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXIES OR THEIR SUBSTITUTES ON ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF. All votes must be received by 11:59 P.M., Eastern Time, June 12, 2018. PROXY TABULATOR FOR NOVUS THERAPEUTICS, INC. P.O. BOX 8016 CARY, NC 27512-9903 Please separate carefully at the per foration and return just this portion in the envelope providd. Authorized Signatures - This section must be completed for your Instructions to be executed. Please Sign Here Please Date Above Please Sign Here Please Date Above Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. EVENT # CLIENT #

Proxy — Novus Therapeutics, Inc. Annual Meeting of Stockholders June 13, 2018, 1:00 P.M. (Pacific Daylight Time) This Proxy is Solicited on Behalf of the Board of Directors The undersigned appoints Gregory J. Flesher and Jon S. Kuwahara (the “Named Proxies”) and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of Novus Therapeutics, Inc., a Delaware corporation (“the Company”), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at The Island Hotel, 690 Newport Center Drive, Newport Beach, CA, 92660, on June 13, 2018 at 1:00 p.m. (PST) and all adjournments thereof. The purpose of the Annual Meeting is to take action on the following: 1. Election of Directors 01 Erez Chimovits  02 Cheryl L. Cohen 2. Ratification of the appointment of Ernst & Young LLP as our Independent regis- tered public accounting firm for the fiscal year ending December 31, 2018. 3. Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting. The Board of Directors of the Company recommends a vote “FOR” all nominees for director and “FOR” the proposal in item 2. This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all nominees for director and “FOR” the proposal in item 2. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign and return this card.  Please separate carefully at the perforation and return just this portion in the envelope provided.    To attend the meeting and vote your shares in person, please mark this box.